Exhibit 99.1

Auxilium Pharmaceuticals Announces Hypogonadism Awareness Ad Campaign Wins Medical Marketing & Media Award

Low T Facts Initiative Recognized as “Best Interactive Initiative for Consumers”

MALVERN, PA, October 13, 2011 – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that the Company’s low testosterone awareness campaign, Low T Facts, was recognized as the Best Interactive Initiative for Consumers at the 2011 Medical Marketing & Media (MM&M) Awards. The MM&M Awards recognize exceptional creativity and marketing effectiveness in healthcare. The Low T Facts campaign was also recently noted as one of the top consumer advertisements of the year by Pharmaceutical Executive’s Ad Stars, received a silver award in the Best Digital Media Campaign category from the DTC Perspectives National Ad Awards, and was a finalist in the Online Advertising Creativity category of the 2011 OMMA Awards.

The Low T Facts ad campaign used broadcast quality commercials in rich media ads that helped dispel common misunderstandings of low testosterone symptoms and increase awareness of the condition and treatment options. The campaign kept a sense of humor despite low testosterone being a potentially sensitive medical issue. The unbranded ads directed users to www.lowtfacts.com for additional information on symptoms and treatment options.

“We are honored to receive this award from MM&M and are delighted that the campaign was chosen as the winning example of how to reach consumers interactively,” said Armando Anido, Chief Executive Officer and President of Auxilium Pharmaceuticals. “This campaign was about our commitment to raise awareness of low testosterone and encourage men who may be experiencing symptoms of low testosterone to talk to their doctor. We’re hopeful that this campaign and the multiple awards we’ve won this year will help to facilitate the discussion of the condition and appropriate treatment options.”

The foundation for the campaign’s success began with market research, which determined that men felt at ease from the light humor in the commercial, but also appreciated the education and information that was provided. Many men with low testosterone suffer in silence and they were relieved to know that they weren’t alone and that there are treatment options.

The campaign was developed in partnership with Heartbeat Ideas. The marketing agency worked closely with the Auxilium team in development and production of the online campaign. CEO of Heartbeat Ideas, Bill Drummy, said of the award win, “The winning combination was really exceptional client commitment to the campaign coupled with seamlessly integrated media and outstanding creative strategy. We’re delighted that the campaign has struck a chord with both consumers and industry peers.”

Associated with one of the industries major publications (MM&M Magazine), the MM&M awards have become one of the premier awards in the industry.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

About Heartbeat Ideas

Heartbeat Ideas creates indelible brand experiences for an increasingly digital world. A privately held, full-service agency, Heartbeat is committed to ideas and innovation in the emerging marketing environment. The company’s proprietary GRADETM toolset enables Heartbeat to mine competitive and audience insights from the complexity of the digital landscape, while the agency’s versatile engagement process flexes to meet the needs of both traditional and digital environments.

For more information about Heartbeat Ideas, contact Jared Watson at jaredw@heartbeatideas.com or 646.701.6240.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding products in development for Dupuytren’s contracture, Peyronie’s disease, and Frozen Shoulder syndrome; and the potential for XIAFLEX to be used in multiple indications.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com